UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 17, 2022

INNOVATION1 BIOTECH INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55852	82-2275255
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Wall Street, Suite 2701

New York, New York 10005

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (646) 380-1923

_______________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
none	not applicable	not applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

Employment Agreement with the Chief Scientific Officer

On April 17, 2022, Innovation1 Biotech Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Dr. Andrew Salzman, its Chief Scientific Officer.

Pursuant to the Employment Agreement, Dr. Salzman was retained for a one-year period as our Chief Scientific Officer reporting to our Chief Executive Officer. Dr. Salzman’ base salary is $120,000. Dr. Salzman shall also be eligible to earn an annual cash performance bonus of up to 50% of his then-current annual base salary as determined by our Chief Executive Officer based on the achievement of performance goals and objectives established by the Company. The Employment Agreement also contains standard confidentiality and non-competition covenants.

Pursuant to the Employment Agreement, in the event Dr. Salzman’ employment is terminated due to the expiration of the term of the Employment Agreement, his death or disability (as defined in the Employment Agreement), by the Company for Cause (as defined in the Employment Agreement) or by Dr. Salzman without Good Reason (as defined in the Employment Agreement), Dr. Salzman will be entitled to receive: (i) any accrued but unpaid base salary for services rendered to the date of termination, (ii) any earned but unpaid performance bonus, and (iii) reimbursement of any accrued but unpaid expenses required to be reimbursed under the Employment Agreement.

Pursuant to the Employment Agreement, in the event Dr. Salzman’ employment is terminated by the Company without Cause or by Dr. Salzman with Good Reason, Dr. Salzman will be entitled to receive: (i) any accrued but unpaid base salary for services rendered to the date of termination, (ii) any performance bonus deemed by the Company to have been earned, and (iii) reimbursement of any accrued but unpaid expenses required to be reimbursed under the Employment Agreement. Such payments are contingent upon the Company and Dr. Salzman executing a mutual release.

Pursuant to the Employment Agreement in the event of a Change in Control (as defined in the Employment Agreement), if Dr. Salzman’ employment is terminated without Cause by the Company or its successor or by Dr. Salzman with Good Reason following the Change in Control, Dr. Salzman will be entitled to receive the following: (i) the remaining unpaid base salary for the greater of the remaining portion of the then-current employment term or six months; and (ii) the remaining earned but unpaid performance bonus during the remaining portion of the then-current employment term;

The foregoing is a summary of the material terms of the Employment Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to Employment Agreement which is filed as Exhibit 10.1.

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Master Services Agreement with Salzman Group

            On April 17, 2022, the Company entered into a Master Services Agreement (the “MSA”) with Salzman Group Ltd., an affiliate of Dr. Salzman (“SGL”).  Pursuant to the MSA, SGL (and one or more of its affiliated entities) may perform research and development services for the Company as agreed to and defined by the Company and SGL.  The MSA has a term of one year and is terminable by the Company upon 30 days prior written notice.  Either party may terminate the MSA for Cause (as defined in the MSA).  The MSA also contains standard confidentiality and indemnification covenants.

            Also, on April 17, 2022, pursuant to the MSA, the Company entered into a Consulting Agreement (the “Consulting Agreement”) with Herring Creek Pharmaceuticals, Inc., an affiliate of SGL (“Herring”).  Pursuant to the Consulting Agreement, the Company agreed to pay Herring $7,500 per month to provide the Company with scientific and strategic consulting services in support of the Company’s development programs and the financing of such programs. The Consulting Agreement is subject to the terms of the MSA and is terminable by the Company upon 30 days prior written notice.

The foregoing is a summary of the material terms of the MSA and Consulting Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the MSA and Consulting Agreement which are filed as Exhibit 10.2 and Exhibit 10.3, respectively.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement dated April 14, 2022, by and between Innovation1 Biotech Inc. and Dr. Andrew Salzman.

10.2	Master Services Agreement dated April 7, 2022, by and between Salzman Group Ltd. and Innovation1 Biotech Inc.

10.3	Consulting Agreement dated April 15, 2022, by and between Herring Creek Pharmaceuticals, Inc. (as affiliate of Salzman Group) and Innovation1 Biotech Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Innovation1 Biotech Inc.

Date: April 21, 2022	By:	/s/ Jeffrey J. Kraws
Jeffrey J. Kraws Chief Executive Officer

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